Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET COMPLETES ACQUISITION OF AN UPSCALE GENTLEMEN’S CLUB IN FT. WORTH, TEXAS

HOUSTON– (April 24, 2007) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), the publicly traded chain of gentlemen’s clubs, said today it has completed the acquisition of New Orleans Nights, an upscale nightclub in the heart of Ft. Worth, Texas, and that its subsidiary RCI Holdings, Inc. has purchased the building and surrounding land (at 7101 Calmont Avenue).  The club will be converted to a Rick’s Cabaret.

The company paid $4.9 million in cash for the 12,000 square foot club and $2.5 million for the building and land, of which the seller is financing $2.4 million. The transaction brings to 14 the number of clubs operated by the company under the brand names Rick’s Cabaret, Club Onyx and XTC Cabaret.

Eric Langan, President and CEO of Rick’s Cabaret, said the company believes the newest Rick’s Cabaret will add in excess of $4 million in annual revenue and more than $1 million in EBITDA.  The acquisition is part of the company’s strategy to grow revenue and profit through acquisition of facilities that are already in operation and can be quickly accretive to income.

The Ft. Worth club, located on heavily traveled Calmont Avenue near the confluence of I-30 and Highway 183, has been a popular nightspot in Ft. Worth for more than 15 years.  “The club has a relaxed and comfortable atmosphere that will be consistent with the Rick’s Cabaret format of great entertainment, terrific food and beautiful entertainers,” Mr. Langan said. “We plan to remodel the second floor of the club very soon and turn it into a VIP area that will have no equal in the area.”

Mr. Langan added, “We were delighted that the opportunity arose to acquire the land and building as well as the club. This increases the overall value of the asset. We are also pleased to be in Ft. Worth, which in recent years has become a premier business and cultural center.”

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns and operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and “Club Onyx.” No sexual contact is permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information go to www.ricks.com.

Contact:  Allan Priaulx, 212-338-0050 ir@ricks.com